Exhibit 10.17

Fiscal Year 2027 Officer Bonus Plan

The Personnel and Compensation Committee of the Board of Directors of Electromed, Inc. (the “Company”) has established the Fiscal Year 2027 Officer Bonus Plan (the “Bonus Plan”) for officers of the Company, including its named executive officers. The Bonus Plan is effective for the fiscal year ending June 30, 2027 and provides an opportunity for each participant to earn an annual cash bonus based on Company revenue growth and earnings before interest and taxes (“EBIT”) versus the fiscal year ended June 30, 2026. The committee has established target payouts of 50% and 45% of annual base salary for our Chief Executive Officer and Chief Financial Officer, respectively, under the Bonus Plan. The following summarizes the potential payments under the Bonus Plan:

●	Company revenue or EBIT growth below minimum performance will not result in any payouts under the Bonus Plan. Revenue growth will be weighted at 60% and EBIT growth weighted at 40%.

●

Company revenue and EBIT growth between minimum and target performance will result in a potential bonus payout starting at 40% and increasing up to a total of 100% of the participant’s respective target payout depending on the growth mix between revenue and EBIT.

●	Company revenue and EBIT growth above target performance will result in a potential bonus payout equal to 100% or more of the participant’s respective target payout up to 250% of target payout.